                                  EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                          PREMIERE TECHNOLOGIES, INC.

                          PTEK MERGER CORPORATION II

                                   VTN, INC.

                                      AND

                         THE STOCKHOLDERS OF VTN, INC.

                           DATED AS OF APRIL 2, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PARTIES....................................................................  1

PREAMBLE...................................................................  1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER...............................  1
   1.1    Merger...........................................................  1
   1.2    Time and Place of Closing........................................  1
   1.3    Effective Time...................................................  2
   1.4    Tax-Free Reorganization..........................................  2
ARTICLE 2 - TERMS OF MERGER................................................  2
   2.1    Articles of Incorporation........................................  2
   2.2    Code of Regulations..............................................  2
   2.3    Directors and Officers...........................................  2
ARTICLE 3 - MANNER OF CONVERTING SHARES....................................  2
   3.1    Conversion of Shares.............................................  2
   3.2    Anti-Dilution Provisions.........................................  4
   3.3    Shares Held by VTN or Premiere...................................  5
   3.4    Dissenting Stockholders..........................................  5
   3.5    Fractional Shares................................................  5
   3.6    Stock Options....................................................  5
ARTICLE 4 - EXCHANGE OF SHARES.............................................  6
   4.1    Exchange Procedures..............................................  6
   4.2    Rights of Former VTN Stockholders................................  7
   4.3    Escrow Agreement.................................................  7
   4.4    Legending of Securities; Pooling Restrictions....................  8
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF VTN AND THE STOCKHOLDERS.....  8
   5.1    Organization, Standing, and Power................................  8
   5.2    Authority of VTN; No Breach By Agreement.........................  9
   5.3    Authority of Stockholders; No Breach By Agreement................  10
   5.4    Capital Stock....................................................  10
   5.5    VTN Subsidiaries; VTNLP..........................................  11
   5.6    Financial Statements.............................................  11
   5.7    Absence of Undisclosed Liabilities...............................  12
   5.8    Absence of Certain Changes or Events.............................  12
   5.9    Tax Matters......................................................  12
   5.10   Assets...........................................................  13
   5.11   Intellectual Property............................................  15
   5.12   Environmental Matters............................................  16
   5.13   Compliance with Laws.............................................  17
   5.14   Labor Relations..................................................  18
   5.15   Employee Benefit Plans...........................................  18

   5.16   Certain Contracts................................................. 20
   5.17   Legal Proceedings................................................. 21
   5.18   Reports........................................................... 21
   5.19   Franchise Matters................................................. 21
   5.20   VTN Products and Services......................................... 21
   5.21   System Performance................................................ 22
   5.22   Statements True and Correct....................................... 23
   5.23   Accounting and Regulatory Matters................................. 23
   5.24   State Takeover Laws............................................... 23
   5.25   Charter Provisions................................................ 23
   5.26   Investment Intention, Etc......................................... 23
   5.27   Board Recommendation.............................................. 24
   5.28   Amway Matters..................................................... 24
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PREMIERE...................... 25
   6.1    Organization, Standing, and Power................................. 25
   6.2    Authority; No Breach By Agreement................................. 26
   6.3    Capital Stock..................................................... 26
   6.4    Premiere Subsidiaries............................................. 27
   6.5    SEC Filings; Financial Statements................................. 28
   6.6    Absence of Undisclosed Liabilities................................ 28
   6.7    Absence of Certain Changes or Events.............................. 28
   6.8    Compliance with Laws.............................................. 29
   6.9    Legal Proceedings................................................. 29
   6.10   Statements True and Correct....................................... 30
   6.11   Accounting and Regulatory Matters................................. 30
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION........................ 30
   7.1    Affirmative Covenants of VTN...................................... 30
   7.2    Negative Covenants of VTN......................................... 30
   7.3    Covenants of Premiere............................................. 32
   7.4    Adverse Changes in Condition...................................... 33
   7.5    Reports........................................................... 33
ARTICLE 8 - ADDITIONAL AGREEMENTS........................................... 33
   8.2    Exchange Listing.................................................. 33
   8.3    Applications; Antitrust Notification.............................. 33
   8.4    Filings with State Offices........................................ 34
   8.5    Agreement as to Efforts to Consummate............................. 34
   8.6    Investigation and Confidentiality................................. 34
   8.7    Press Releases.................................................... 35
   8.8    Certain Actions................................................... 35
   8.9    Stockholder Releases.............................................. 35
   8.10   Accounting Treatment.............................................. 36
   8.11   State Takeover Laws............................................... 36
   8.12   Charter Provisions................................................ 36
   8.13   Tax Returns....................................................... 36

   8.14   Noncompetition, Nonsolicitation and Nondisclosure................. 36
   8.15   Amway Convertible Note............................................ 38
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE............... 38
   9.1    Conditions to Obligations of Each Party........................... 38
   9.2    Conditions to Obligations of Premiere............................. 40
   9.3    Conditions to Obligations of VTN and the Stockholders............. 42
ARTICLE 10 - INDEMNIFICATION................................................ 42
   10.1   Agreement of Indemnitors to Indemnify............................. 42
   10.2   Procedures for Indemnification.................................... 43
   10.3   Third Party Claims................................................ 44
   10.4   Limitations as to Amount.......................................... 45
   10.5   Tax Effect and Insurance.......................................... 46
   10.6   Subrogation....................................................... 46
   10.7   Arbitration....................................................... 46
   10.8   Exclusivity....................................................... 47
ARTICLE 11 - TERMINATION.................................................... 47
   11.1   Termination....................................................... 47
   11.2   Effect of Termination............................................. 48
ARTICLE 12 - MISCELLANEOUS.................................................. 48
   12.1   Definitions....................................................... 48
   12.2   Expenses.......................................................... 60
   12.3   Brokers and Finders............................................... 61
   12.4   Entire Agreement.................................................. 61
   12.5   Amendments........................................................ 61
   12.6   Waivers........................................................... 61
   12.7   Assignment........................................................ 62
   12.8   Notices........................................................... 62
   12.9   Governing Law..................................................... 63
   12.10  Counterparts...................................................... 63
   12.11  Captions; Articles and Sections................................... 63
   12.12  Interpretations................................................... 63
   12.13  Enforcement of Agreement.......................................... 64
   12.14  Severability...................................................... 64
   12.15  Survival.......................................................... 64
SIGNATURES.................................................................. 65

                               LIST OF EXHIBITS
                               ----------------


EXHIBIT NUMBER       DESCRIPTION
--------------       -----------

        1.           Form of General Escrow Agreement. ((s) 4.3).

        2.           Form of Specific Escrow Agreement. ((s) 5.25).

        3.           [Reserved]

        4.           Form of Registration Rights Agreement. ((s) 9.1(j)).

        5.           Premiere Certificate ((s) 6.11).

        6.           [Reserved]

        7.           Form of Claims Letter ((s) 9.2(g)).

        8.           Grand Solution Documents ((s) 9.2(n))

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 2, 1997, by and among PREMIERE TECHNOLOGIES, INC. ("Premiere"), a Georgia corporation; PTEK MERGER CORPORATION II ("Sub"), an Ohio corporation and wholly-owned subsidiary of Premiere; VTN, INC. ("VTN"), an Ohio corporation; and the stockholders of VTN set forth on the signature pages hereof (each a "Stockholder" and collectively the "Stockholders").


                                   PREAMBLE
                                   --------

      This Agreement provides for the acquisition of VTN by Premiere pursuant to the merger of Sub with and into VTN. At the effective time of such merger, the outstanding shares of the capital stock of VTN shall be converted into shares of the common stock of Premiere (except as provided herein). As a result, stockholders of VTN shall become stockholders of Premiere and VTN shall continue to conduct its business and operations. The transactions described in this Agreement are subject expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

      Certain terms used in this Agreement are defined in Section 12.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                  ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

      1.1   MERGER.  Subject to the terms and conditions of this Agreement, at
            ------
the Effective Time, Sub shall be merged with and into VTN in accordance with the provisions of Section 1701.78 of the OGCL and with the effect provided in
Section 1701.82 of the OGCL (the "Merger"). VTN shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Ohio. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of VTN, Sub and Premiere.

      1.2   TIME AND PLACE OF CLOSING.  The closing of the transactions
            -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Alston & Bird LLP, Atlanta, Georgia, or at such other location as may be mutually agreed upon by the Parties.

      1.3   EFFECTIVE TIME.  The Merger and other transactions contemplated by
            --------------
this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Ohio (the "Effective Time").

      1.4   TAX-FREE REORGANIZATION.  The Parties intend to adopt this Agreement
            -----------------------
as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, Premiere represents that it currently intends, and that on the Effective Date it will intend, to continue VTN's historic business or use a significant portion of VTN's business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).


                                  ARTICLE 2
                               TERMS OF MERGER
                               ---------------

      2.1   ARTICLES OF INCORPORATION.  The Articles of Incorporation of VTN
            -------------------------
in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

      2.2   CODE OF REGULATIONS.  The Code of Regulations of VTN in effect
            -------------------
immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until duly amended or repealed.

      2.3   DIRECTORS AND OFFICERS.  The directors of VTN in office immediately
           ----------------------
prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of VTN in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3
                         MANNER OF CONVERTING SHARES
                         ---------------------------

      3.1  CONVERSION OF SHARES.  Subject to the provisions of this Article 3,
           --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of Premiere, VTN, or the stockholders of the foregoing, the shares of the following corporations shall be converted as follows:

      (a) Each share of Premiere Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective time shall cease to be outstanding and shall be converted into one share of VTN Common Stock.

      (c) Each share of VTN Common Stock (excluding shares held by any VTN Entity or any Premiere Entity, and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for:

           (i) the number of shares of Premiere Common Stock (rounded to the nearest hundredth of a share) determined by dividing the product of (A) either (1) .77 if the Amway Convertible Note is converted or (2) .71 if the Amway Convertible Note is not converted and (B) the Per Share Purchase Price, by the Average Closing Price (the "Firm Exchange Ratio");

          (ii) (subject to the provisions of Section 4.3) the number of shares of Premiere Common Stock (rounded to the nearest hundredth of a share) determined by dividing the product of .1 and the Per Share Purchase Price by the Average Closing Price (the "General Escrow Exchange Ratio");

          (iii) (subject to the provisions of Section 4.3) the number of shares of Premiere Common Stock (rounded to the nearest hundredth of a share) determined by dividing the product of (A) either (1) .13 if the Amway Convertible Note is converted or (2) .19 if the Amway Convertible Note is not converted and (B) the Per Share Purchase Price, by the Average Closing Price (the "Specific Escrow Exchange Ratio" and, together with the Firm Exchange Ratio and the General Exchange Ratio, the "Exchange Ratio").

      (d) For purposes of the calculation under 3.1(c):

          (i) the Per Share Purchase Price shall mean that value obtained by dividing the VTN Purchase Price by the number of shares of VTN Common Stock issued and outstanding immediately prior to the Effective Time;

         (ii) the VTN Purchase Price shall mean $5,320,000, less (A) the
                                                 ---------  ----
      positive amount, if any, by which the aggregate level of Consolidated Indebtedness of VTN at November 30, 1996 (excluding the Amway Convertible Note, but including $740,000 due to the NAP pursuant to the Grand Solution Documents) exceeds $1,431,000, (B) the positive amount, if any, by which the aggregate amount expended, incurred or committed by VTN to purchase or redeem any shares of VTN

          Common Stock after November 30, 1996 (including purchases and redemptions contemplated in Section 9.2(k)) exceed $288,000, (C) the positive amount, if any, by which the aggregate amounts expended, incurred or committed by VTN and VTNLP or any of their Subsidiaries from May 1, 1995 though and including the Effective Time for fees and expenses of attorneys, accountants, investment bankers, and other consultants and travel, entertainment, printing and other out of pocket costs associated with the actions taken and transactions considered pursuant to the engagement by VTN of Salomon Brothers Inc. described on Schedule 3.1(d) of the VTN Disclosure Memorandum, including, without limitation, the transactions contemplated with the parties described on Schedule 3.1(d) of the VTN Disclosure Memorandum, exceed $1,500,000, (D) except to the extent specifically reflected in the adjustments to the VTN Purchase Price pursuant to clauses (B) or
          (C) above or to the extent specifically reflected in the adjustments to the VTN Purchase Price under Section 3.1(d) of the VTN Merger Agreement, the aggregate amount paid, payable or otherwise incurred or to be incurred in connection with satisfying the obligations of VTN and the Stockholders or the conditions precedent to the obligation of Premiere, in each case, whether contained in this Agreement or in any agreement, certificate or instrument entered into or delivered in connection herewith, including, without limitation, satisfying the conditions set forth in Section 9.2(i) and resolving the claim referred to in Section 92(m), and (E) .23 times the aggregate principal balance of the Amway Convertible Note if the Amway Convertible Note is not converted; and

                    (iii) the Average Closing Price shall mean the average of the daily last sale prices for the shares of Premiere Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere) ending at the close of trading on the second trading day immediately preceding the Closing Date) provided, that for purposes of this calculation, the Average Closing Price shall be deemed to equal
          (i) $30.50 in the event the Average Closing Price is greater than $30.50 or (ii) $22.50 in the event the Average Closing Price is less than $22.50 (together, $30.50 and $22.50 are referred to as the "Average Closing Price Limitations").

          3.2. ANTI-DILUTION PROVISIONS.  In the event Premiere changes the
               ------------------------
number of shares of Premiere Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio has been determined in accordance with Section 31(c). In that event, prior to the Effective Time, (i) the Exchange Ratio and the Average Closing Price Limitations shall be proportionately to the effect of the stock split, stock dividend or recapitalization on the outstanding shares of Premiere Common Stock adjusted, and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Average Closing Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization. Notwithstanding the foregoing, Premiere covenants not to effect a stock split, stock dividend or recapitalization prior to the Effective Time.

          3.3  SHARES HELD BY VTN OR PREMIERE.  Each of the shares of VTN Common
               ------------------------------
Stock held by any VTN Entity or by any Premiere Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.4  DISSENTING STOCKHOLDERS.  Each of the Stockholders agrees that it
               -----------------------
will not seek to assert dissenters' rights to which such Stockholder otherwise would be entitled.

          3.5  FRACTIONAL SHARES.  Notwithstanding any other provision of this
               -----------------
Agreement, each holder of shares of VTN Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Premiere Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premiere Common Stock multiplied by the Average Closing Price used to establish the Exchange Ratio. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

          3.6  STOCK OPTIONS.
               -------------

          (a)  As of the Effective Time, each of the stock options listed in
Section 5.4(b) of the VTN Disclosure Memorandum (the "VTN Stock Options") which is outstanding as of the date hereof and has not expired as of the Effective Time shall be assumed by Premiere and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Premiere Common Stock (rounded down to the nearest whole share) equal to the number of shares of VTN Common Stock subject to the VTN Stock Option multiplied by the Exchange Ratio at an exercise price per share of Premiere Common Stock (rounded to the nearest penny) equal to the former exercise price per share of VTN Common Stock under such option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any VTN Stock Option to
                --------  -------
which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code, provided however, no adjustment shall be made which could, in the reasonable opinion of Arthur Andersen LLP, preclude pooling of interests accounting treatment for the Merger. Except as provided above, the converted or substituted options for Premiere Common Stock shall be subject to substantially the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to VTN Stock Options immediately prior to the Effective Time. Premiere acknowledges that all outstanding VTN Stock Options specifically disclosed herein will become fully vested immediately prior to the Effective Time in accordance with the terms of the agreements relating thereto, except to the
                                                              -------------
extent that any such vesting would preclude pooling of interest accounting
--------------------------------------------------------------------------
treatment for the Merger.
------------------------

     (b) Premiere agrees that (i) within fifteen (15) days after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the Premiere Common Stock issuable upon exercise of the aforesaid converted VTN Stock Options (the "Underlying Stock"), provided, however, that no such Form S-8 is required to be filed if Premiere has registered sufficient shares under its current S-8 to cover all the Underlying Stock plus all shares underlying stock options currently outstanding and issuable not otherwise exempt from registration, and (ii) at or prior to the Effective Time, Premiere shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Premiere Common Stock for delivery upon exercise of the options substituted pursuant to this Section 3.6. The consummation of the Merger shall not be treated as a termination of employment for purposes of the VTN Option Plans.


                                  ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

          4.1  EXCHANGE PROCEDURES.  Promptly after the Effective Time, Premiere
               -------------------
and VTN shall cause SunTrust, the exchange agent selected by Premiere (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates which represented shares of VTN Common Stock immediately prior to the Effective Time (the "Certificates") or, at the election of the respective Stockholders, deliver to the Stockholder or his or its duly appointed representative at the Closing appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of VTN Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of VTN Common Stock represented by Certificates that are not registered in the transfer records of VTN, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Premiere and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. On or promptly following the Effective Time, each holder of shares of VTN Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof (and at the Closing if so requested by the Stockholder) receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of VTN Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Premiere Common Stock to which such holder may be otherwise entitled (without interest). Premiere shall not be obligated to deliver the certificates for or other consideration to which any former holder of VTN Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Premiere nor the Exchange Agent shall be liable to a holder of VTN Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of VTN shall constitute ratification of the appointment of the Exchange Agent.

          4.2  RIGHTS OF FORMER VTN STOCKHOLDERS.  At the Effective Time, the
               ---------------------------------
stock transfer books of VTN shall be closed as to holders of VTN Common Stock immediately prior to the Effective Time and no transfer of VTN Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 41, each Certificate theretofore representing shares of VTN Common Stock (other than shares to be canceled pursuant to Sections 33 and 34) shall from and after the Effective
Time represent for all purposes only the right to receive the consideration provided in Sections 31 and 35 in exchange therefor,. To the extent permitted by Law, former stockholders of record of VTN shall be entitled to vote after the Effective Time at any meeting of Premiere stockholders the number of whole shares of Premiere Common Stock into which their respective shares of VTN Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Premiere Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Premiere on the Premiere Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Premiere Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Premiere Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Premiere Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

          4.3  ESCROW AGREEMENT.  In connection with the Closing, Premiere and
               ----------------
the Stockholders shall have executed and delivered to the other an escrow agreement (the "General Escrow Agreement"), which shall be in the form of
Exhibit 1 and another escrow agreement (the "Specific Escrow Agreement"), which shall be in the form of Exhibit 2. The shares of Premiere Common Stock to be issued pursuant to Section 31(c)(ii) shall be issued and held by SunTrust, as escrow agent pursuant to the terms of the General Escrow Agreement, and the shares of Premiere Common Stock to be issued pursuant to Section 3.1(c)(iii) shall be issued and held by SunTrust, as escrow agent pursuant to the terms of the Specific Escrow Agreement..

          4.4  LEGENDING OF SECURITIES; POOLING RESTRICTIONS.  Each certificate
               ---------------------------------------------
for Premiere Common Stock to be issued to the Stockholders as part of the Purchase Price shall bear the following legend:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

Because the Merger will be accounted for using the pooling-of-interests method of accounting, each Stockholder agrees that such Stockholder will not sell, transfer or otherwise reduce such Stockholder's risks relative to the shares of VTN Common Stock held by such Stockholder, except as contemplated by this Agreement, and will not sell, transfer or otherwise reduce such Stockholder's risk relative to the shares of Premiere Common Stock to be received by each Stockholder upon consummation of the Merger until such time as Premiere notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. Each Stockholder understands that ASR 130 and 135 relate to publication of financial results of post-Closing combined operations of Premiere and VTN covering a period of at least 30 days of post-Closing combined operating results. Premiere agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premiere containing the required period of post-Closing combined operations and that it will notify the undersigned promptly following such publication. Premiere shall be entitled to place restrictive legends on the shares of Premiere Common Stock issued to the Stockholders pursuant to the Merger to enforce the foregoing restrictions.


                                   ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF VTN AND THE STOCKHOLDERS
          ----------------------------------------------------------

          The Stockholders and VTN, jointly and severally, hereby represent and warrant to Premiere as follows (provided that Amway, as a Stockholder of VTN, makes only the representations and warranties in Section 5.28 and unless otherwise noted, for purposes of this Article 5, the term "Stockholder" does not include Amway):

          5.1  ORGANIZATION, STANDING, AND POWER.  VTN is a corporation duly
               ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Ohio, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. VTN is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect. The minute book and other organizational documents for VTN have been made available to Premiere for its review and, except as disclosed in Section 5.1 of the VTN Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

          5.2  AUTHORITY OF VTN; NO BREACH BY AGREEMENT.
               ----------------------------------------

               (a) VTN has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of VTN, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of VTN Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by VTN. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of VTN, enforceable against VTN in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by VTN, nor the consummation by VTN of the transactions contemplated hereby, nor compliance by VTN with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of VTN's Certificate of Incorporation or Bylaws or the certificate or agreement of limited partnership of VTNLP or any resolution adopted by the board of directors or the stockholders or the partners of any VTN Entity, or (ii) except as disclosed in Section 5.2 of the VTN Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any VTN Entity under, any Contract or Permit of any VTN Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any VTN Entity or any of their respective material Assets (including any Premiere Entity or any VTN Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Premiere Entity or any VTN Entity being reassessed or revalued by any Taxing authority).

               (c) Other than filing of a Certificate of Merger with the Secretary of State of the State of Ohio, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by VTN of the Merger and the other transactions contemplated in this Agreement.

          5.3  AUTHORITY OF STOCKHOLDERS; NO BREACH BY AGREEMENT.
               -------------------------------------------------

               (a) Each of the Stockholders has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Stockholders' Closing Documents and to perform its obligations under this Agreement and the Stockholders' Closing Documents. This Agreement represents a legal, valid, and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Upon the execution and delivery by the Stockholders of the Stockholders' Closing Documents, the Stockholders' Closing Documents will constitute the legal, valid, and binding obligations of each Stockholder, enforceable against each Stockholder in accordance with their respective terms.

               (b) Neither the execution and delivery of this Agreement by any Stockholder, nor the consummation by any Stockholder of the transactions contemplated hereby, nor compliance by any Stockholder with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of VTN's Certificate of Incorporation or Bylaws or the certificate or agreement of limited partnership of VTNLP or the governing instruments of any Stockholder that is not a natural person, or (ii) except as disclosed in Section 5.3 of the VTN Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any VTN Entity under, any Contract or Permit of any VTN Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), violate any Law or Order applicable to any Stockholder or to any VTN Entity or any of their respective material Assets.

               (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by the Stockholders of the transactions contemplated in this Agreement.

          5.4  CAPITAL STOCK
               -------------

               (a) The authorized capital stock of VTN consists of 750 shares of VTN Common Stock, of which (i) 625 are designated as Class A shares and of which 227.50 shares are issued and outstanding as of the date of this Agreement and not more than 305.75 (assuming the VTN Options are not exercised before the Effective Time) shares will be issued and outstanding at the Effective Time and (ii) 125 shares are designated as Class B shares of which 0 shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of VTN are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of VTN has been issued in violation of any preemptive rights of the current or past stockholders of VTN or of the Securities Laws or any state blue sky or securities Laws.

               (b)  Except as set forth in Section 5.4(a) or as disclosed in
     Section 5.4(b) of the VTN Disclosure Memorandum, there are no shares of capital stock or other equity securities of VTN outstanding and no outstanding Equity Rights relating to the capital stock of VTN. Each of the Stockholders is the owner of all right, title and interest (legal and beneficial) in and to that number or amount of Shares set forth next to his name in Section 5.4(a) of the VTN Disclosure Memorandum, free and clear of all Liens. Collectively, the Stockholders own all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of VTN's capital stock. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from the Stockholders of any of the Shares, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of VTN.

          5.5  VTN SUBSIDIARIES; VTNLP. VTN has no Subsidiaries. VTNLP is a
               -----------------------
limited partnership validly organized under the laws of the State of Delaware. VTN has disclosed in Section 5.5 of the VTN Disclosure Memorandum each jurisdiction in which VTNLP is qualified and/or licensed to transact business. VTN is the sole general partner of VTNLP and MPI is the sole limited partner of VTNLP. No other partnership interest is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which VTNLP is bound to issue additional units of general or limited partner interest or other equity interests or Equity Rights or by which VTN is or may be bound to transfer any units of general or limited partner interest or other equity interests of VTNLP. There are no Contracts relating to the rights of VTN or MPI to vote or to dispose of any units of general or limited partner interest or other equity interests. All of the units of general partner interests in VTNLP are owned by VTN and all the units of limited partner interests in VTNLP are owned by MPI, units of general or limited partner interest or other equity interests are fully paid and nonassessable and are so owned free and clear of any Lien. Except as disclosed in Section 5.5 of the VTN Disclosure Memorandum, VTNLP is duly organized and validly existing under the Laws of the Stateof Delaware, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. VTNLP is duly qualified or licensed to transact business as a foreign limited partnership in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect. The minute book and other organizational documents for VTNLP have been made available to Premiere for its review, and, except as disclosed in Section 5.5 of the VTN Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the partners thereof.

          5.6  FINANCIAL STATEMENTS. Each of the VTN Financial Statements
               --------------------
(including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of VTN and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          5.7. ABSENCE OF UNDISCLOSED LIABILITIES. No VTN Entity has any
               ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheet of VTN as of December 31, 1996 included in the VTN Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No VTN Entity has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.7 of the VTN Disclosure Memorandum, no VTN Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to guarantee or assume any Liability of any Person for any amount in excess of $10,000.

          5.8  ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996,
               ------------------------------------
except as disclosed in the VTN Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the VTN Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, and (ii) the VTN Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of VTN provided in Article 7.

          5.9  TAX MATTERS.
               -----------

               (a) All Tax Returns required to be filed by or on behalf of any of the VTN Entities have been timely filed (including without limitation Tax Returns filed in accordance with extensions granted) or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the VTN Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the VTN Disclosure Memorandum. VTN's federal income Tax Returns have been audited by the IRS and accepted through December 31, 1991. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the VTN Entities, except for any such Liens which are not reasonably likely to have a VTN Material Adverse Effect.

               (b) None of the VTN Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) The provision for any Taxes due or to become due for any of the VTN Entities for the period or periods through and including the date of the most recent VTN Financial Statements that has been made and is reflected on such VTN Financial Statements is sufficient to cover all such Taxes.

               (d) Deferred Taxes of the VTN Entities have been provided for in accordance with GAAP.

               (e) None of the VTN Entities is a party to any Tax allocation or sharing agreement and none of the VTN Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was VTN) has any Liability for Taxes of any Person (other than VTN and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

               (f) Each of the VTN Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws.

               (g) Except as disclosed in Section 5.9 of the VTN Disclosure Memorandum, none of the VTN Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

               (h) Except as disclosed in Section 5.9 of the VTN Disclosure Memorandum, no VTN Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          5.10 ASSETS.
               ------

               (a) Except as disclosed in Section 5.10 of the VTN Disclosure Memorandum or as disclosed or reserved against in the VTN Financial Statements delivered prior to the date of this Agreement, the VTN Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a VTN Material Adverse Effect. All tangible properties used in the businesses of the VTN Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with VTN's past practices.

               (b) All items of inventory of the VTN Entities reflected on the most recent balance sheet included in the VTN Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the VTN Entities are a part.

               (c) The accounts receivable of the VTN Entities as set forth on the most recent balance sheet included in the VTN Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the VTN Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

               (d) All Assets which are material to VTN's business on a consolidated basis, held under leases or subleases by any of the VTN Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought) and each such Contract is in full force and effect.

               (e) The VTN Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the VTN Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any VTN Entity under such policies.

               (f) The Assets of the VTN Entities include all Assets required to operate the business of the VTN Entities as presently conducted.

          5.11 INTELLECTUAL PROPERTY.
               ---------------------
               (a) Section 5.11(a)(i) of the VTN Disclosure Memorandum sets forth (i) a brief description of each VTN Intellectual Property Right, and
     (ii) with respect to each VTN Intellectual Property Right registered or capable of registration with any Regulatory Authority or for which an application for registration has been filed with any Regulatory Authority, the names of the jurisdictions covered by the applicable registration or application, if any. Section 5.11(a)(ii) of the VTN Disclosure Memorandum identifies and provides a brief description of each Intellectual Property Right licensed to any VTN Entity by any Person (except for any Intellectual Property Right that is licensed to any VTN Entity under any third party software license generally available to the public at a cost of less than Ten Thousand Dollars ($10,000)), and identifies the license agreement under which such Intellectual Property Right is being licensed to such VTN Entity. No VTN Entity is in Default under any such license agreements. Except as set forth in Section 5.11(a)(iii) of the VTN Disclosure Memorandum, the VTN Entities have, and following consummation of the transactions contemplated hereby, shall have valid and marketable title to all VTN Intellectual Property Rights used in or reasonably necessary for the conduct of their business free and clear of all liens and other encumbrances, except for third party Intellectual Property Rights licensed to any such VTN Entity, as to which it has a valid right to use with respect to such VTN Intellectual Property Rights. No present or former employee or owner of any VTN Entity and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property Right which any VTN Entity owns, possesses or uses in its operations as now or heretofore conducted. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any VTN Intellectual Property Right (i) have been party to a "work-for-hire" relationship with a VTN Entity that has accorded the VTN Entity full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to such VTN Intellectual Property Right, and/or (ii) have executed appropriate instruments of assignment or license in favor of a VTN Entity as assignee that have conveyed to a VTN Entity full, effective, and exclusive ownership or use of all tangible and intangible property thereby arising with respect to such VTN Intellectual Property Right. Except as set forth in Section 5.11(a)(iv) of the VTN Disclosure Memorandum, no VTN Entity is obligated to make any material payment to any Person for the use of any VTN Intellectual Property Right. Except as set forth in Section 5.11(a)(v) of the VTN Disclosure Memorandum, no VTN Entity has developed jointly with any other Person any VTN Intellectual Property Right with respect to which such other Person has any rights. Each VTN Entity is the owner of or has a license to any Intellectual Property Right sold or licensed to a third party by such VTN Entity in connection with such VTN Entity's business operations, and such VTN Entity has the right to convey by sale or license any Intellectual Property Rights so conveyed.

               (b) Except as set forth in Section 5.11(b) of the VTN Disclosure Memorandum, each VTN Entity has taken all reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all VTN Intellectual Property Rights (except VTN Intellectual Property Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all VTN

     Intellectual Property Rights. Except as set forth in Section 5.11(b) of the VTN Disclosure Memorandum, no VTN Entity has disclosed or delivered, or permitted the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, of any VTN Intellectual Property Rights.

          (c) No VTN Entity is infringing, misappropriating or making any unlawful use of, and no VTN Entity has at any time infringed, misappropriated or made any unlawful use of, and, except as set forth in
     Section 5.11(c) of the VTN Disclosure Memorandum, no VTN Entity has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property Right owned or used by any other Person. To the Knowledge of VTN, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned or used by any other Person infringes or conflicts with, any VTN Intellectual Property Right.

          (d) The VTN Intellectual Property Rights constitute all the Intellectual Property Rights reasonably deemed necessary to enable any VTN Entity to conduct its business in the manner in which such business has been and is being conducted. No VTN Entity has licensed any of the VTN Intellectual Property Rights to any Person on an exclusive basis and, except as set forth in Section 5.11(d) of the VTN Disclosure Memorandum, no VTN Entity has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the VTN Intellectual Property Rights or to transact business in any market or geographical area or with any Person.

          (e) Except as disclosed in Section 5.11(e) of the VTN Disclosure Memorandum, every officer, director, or employee of any VTN Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property Right to any VTN Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any VTN Entity, and no such officer, director or employee is party to any Contract with any Person other than a VTN Entity which requires such officer, director or employee to assign any interest in any Intellectual Property Right to any Person other than a VTN Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a VTN Entity. Except as disclosed in Section 5.11(e) of the VTN Disclosure Memorandum, no officer, director or employee of any VTN Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any VTN Entity.

          5.12  ENVIRONMENTAL MATTERS
                ---------------------

                (a) Each VTN Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect.

          (b) There is no Litigation pending or, to the Knowledge of VTN, threatened before any court, governmental agency, or authority or other forum in which any VTN Entity or any of its Operating Properties or Participation Facilities (or VTN in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any VTN Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect.

          (c) During the period of (i) any VTN Entity's ownership or operation of any of their respective current properties, (ii) any VTN Entity's participation in the management of any Participation Facility, or (iii) any VTN Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect. Prior to the period of (i) any VTN Entity's ownership or operation of any of their respective current properties, (ii) any VTN Entity's participation in the management of any Participation Facility, or (iii) any VTN Entity's holding of a security interest in a Operating Property, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect.

          5.13  COMPLIANCE WITH LAWS. Except as disclosed in Section 5.13 of the
                --------------------
VTN Disclosure Memorandum, since January 1, 1986, each VTN Entity has had in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as it has been, and as it is currently, conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect. Except as disclosed in Section 5.13 of the VTN Disclosure Memorandum, none of the VTN Entities:

                (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

                (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect; or

                (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any VTN Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect, or (iii) requiring any VTN Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Premiere.

          5.14. LABOR RELATIONS. No VTN Entity is the subject of any Litigation
                ---------------
asserting that it or any other VTN Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other VTN Entity to bargain with any labor organization as to wages or conditions of employment, nor is any VTN Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any VTN Entity, pending or threatened, or to the Knowledge of VTN, is there any activity involving any VTN Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.15  EMPLOYEE BENEFIT PLANS.
                ----------------------

                (a) VTN has disclosed in Section 5.15 of the VTN Disclosure Memorandum, and has delivered or made available to Premiere prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any VTN Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "VTN Benefit Plans"). Any of the VTN Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, other than those plans described in Section 201(2) of ERISA, is referred to herein as a "VTN ERISA Plan." No VTN ERISA Plan is subject to Title IV of ERISA. Section
     5.15 of the VTN Disclosure Memorandum sets forth a list and brief description of each VTN Benefit Plan, including a designation of whether such VTN Benefit Plan is a VTN ERISA Plan.

          (b) Except as described in Section 5.15(b) of the VTE Disclosure Memorandum, all VTN Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect. Each VTN ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and VTN is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No VTN Entity has engaged in a transaction with respect to any VTN Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any VTN Entity to a Tax imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any VTN Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a VTN Material Adverse Effect. No VTN Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a VTN Material Adverse Effect. No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any VTN Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (d) Except as disclosed in Section 5.15 of the VTN Disclosure Memorandum, no VTN Entity has any Liability for retiree health and life benefits under any of the VTN Benefit Plans and there are no restrictions on the rights of such VTN Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a VTN Material Adverse Effect.

          (e) Except as disclosed in Section 5.15 of the VTN Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any VTN Entity from any VTN Entity under any VTN Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any VTN Benefit Plan, or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any VTN Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or

     Section 302 of ERISA, have been fully reflected on the VTN Financial Statements to the extent required by and in accordance with GAAP.

          5.16 CERTAIN CONTRACTS. Except as disclosed in Section 5.16 of the VTN
               -----------------
Disclosure Memorandum or otherwise reflected in the VTN Financial Statements, none of the VTN Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any VTN Entity or the guarantee by any VTN Entity of any such obligation (other than Contracts evidencing trade payables), (iii) any Contract which prohibits or restricts any VTN Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among VTN Entities, Stockholders, any director, officer or employee of any VTN Entity and/or Related Persons, (v) any Contract involving Intellectual Property Rights (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses),
(vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any VTN Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (ix) any Contract providing VTN with the right to purchase or redeem any VTN Common Stock or other Equity Rights in VTN, (x) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K, if such form were required to be filed by VTN with the SEC as of the date of this Agreement, (xi) any Contract relating to indebtedness for borrowed money, (xii) any Contract relating to the lease of personal property, (xiii) any Contract relating to the lease of real property, and (xiv) any Contract relating to the development of strategic alternatives for, raising capital for, or selling VTN (together with all Contracts referred to in Sections 510, 515(a) and 5.19, the "VTN Contracts"). With respect to each VTN Contract disclosed pursuant to item (xi) of the preceding sentence, Section 5.16 of the VTN Disclosure Memorandum sets forth, with respect to each item of indebtedness, (A) the obligee, (B) the obligor, (C) principal amount outstanding as of the date hereof, (D) the interest rate, (E) payment schedule, (F) the maturity date, (G) collateral securing such indebtedness, (H) the name(s) of any third party guarantor(s), (I) a brief description of any Defaults which have not been cured, (J) the amount of any prepayment penalty or premium, and (K) any third party Consents to the transactions contemplated herein which are required pursuant to the terms of such VTN Contract. With respect to each VTN Contract disclosed pursuant to items
(xii) and (xiii) of this Section 5.16, Section 5.16 of the VTN Disclosure Memorandum sets forth, with respect to each such lease, (R) the lessor (S) the lessee, (T) Assets subject to such lease, (V) expiration date of current term,
(V) payment schedule, (W) the terms of any purchase option, (X) a brief description of any Defaults which have not been cured, (Y) the amount of any prepayment penalty or premium and (Z) any third party Consents to the transactions contemplated herein which are required pursuant to the terms of such VTN Contract. With respect to each Contract to which any VTN Entity is a party or by which it is bound and except as disclosed in Section 5.16 of the VTN Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no VTN Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect;
(iii) no VTN Entity has
repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of VTN, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any VTN Entity for money borrowed is prepayable at any time by such VTN Entity without penalty or premium.

          5.17  LEGAL PROCEEDINGS. Except as set forth in Section 5.17 of the
                -----------------
VTN Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of VTN, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any VTN Entity, or against any partner, director, employee or employee benefit plan of any VTN Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any VTN Entity. Section 5.17 of the VTN Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any VTN Entity is a party and which names a VTN Entity as a defendant or cross-defendant or for which, to the knowledge of VTN, any VTN Entity has any potential Liability.

          5.18  REPORTS. Since January 1, 1993, or the date of organization if
                -------
later, each VTN Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.19  [RESERVED]
                ----------

          5.20  VTN PRODUCTS AND SERVICES. Except as set forth in Section 5.20
                -------------------------
of the VTN Disclosure Memorandum the VTN Products and Services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of any VTN Entity, and there has not been during the last three (3) years any claim made against any VTN Entity by any customer of any VTN Entity or, to the Knowledge of VTN, any customer of a Franchisee, by any Franchisee or by any other Person alleging that any VTN Product and Service (including each version thereof that has been licensed or otherwise made available by any VTN Entity to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of any VTN Entity, and, to the Knowledge of VTN, there is not a reasonable basis for any such claim. Notwithstanding the generality of the foregoing, all VTN Products and Services offered or distributed by any VTN Entity, the NAP or VTN to each of Amway, its distributors and customers, NAP customers and the Franchisees or any other VTN customer, conform as of the date hereof to the current and future performance standards and service levels applicable thereto, including without limitation, those set forth in the Contracts listed in Section 5.20 of the VTN Disclosure Memorandum, without imposition of any performance credits or other penalties and otherwise in accordance with the terms of such Contracts. No product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the VTN Financial Statements have been communicated in writing to or threatened in writing against any VTN Entity. The VTN Products and Services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the VTN Products and Services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. The design and function of the VTN Products and Services shall ensure year 2000 A.D. and shall include, but not be limited to, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.

          5.21 SYSTEM PERFORMANCE.
               ------------------

               (a) The Network as currently equipped and maintained is Reliably Handling an average of 70,000 messages per day (with an average length of 120 seconds) which are transmitted from one Hub to another ("Multi-Hub Messages") in combination with an average of 100,000 messages per day which are transmitted from a Service Center to a single Hub and back to another Service Center ("Single-Hub Messages"). The Network as currently equipped and maintained is Reliably Handling peak loads of 7,200 Multi-Hub Messages per hour in combination with 10,800 Single-Hub Messages per hour. The Network is capable, without additional equipment, without an upgrade of software or hardware, and without material degradation of delivery times or other Network performance, of Reliably Handling an average of 280,000 Multi-Hub Messages per day in combination with an average of 400,000 Single-Hub Messages per day, as well as peak loads of 28,800 Multi-Hub Messages per hour in combination with 43,200 Single-Hub Messages per hour. The Network may be improved, at a total capital expenditure of no more than $4,500,000 based on current prices offered by suppliers, so that it is capable of Reliably Handling an average of 650,000 Multi-Hub Messages per day in combination with an average of 1,000,000 Single-Hub Messages per day, as well as peak loads of 65,000 Multi-Hub Messages per hour in combination with 100,000 Single-Hub Messages per hour.

               (b) Each Service Center operated by VTN or a Franchisee as currently equipped and maintained is capable of Reliably Handling an average of 100 Single-Hub and Multi-Hub Messages (combined) per hour, in combination with 700 messages per hour which are delivered from a sender to a recipient within the same Service Center and are not transmitted to a Hub ("Non-Hub Messages"). Twenty percent (20%) of the Service Centers operated by VTN or its Franchisees as currently equipped and maintained are capable of Reliably Handling an average of 300 Single-Hub and Multi-Hub Messages (combined) per hour, in combination with 2,100 Non-Hub Messages per hour. Each Service Center equipped with one fully loaded Centigram AIP voice mail server (with all port card slots filled and running version 5.0 VoiceMemo software), one NIB, and one ACC Nile Router connected to a Hub with a T1 line, is capable of Reliably Handling an average of 400 Single-Hub and Multi-Hub Messages (combined) per hour, in combination with 2,800 Non-Hub Messages per hour. Each Service Center operated by VTN or a Franchisee as currently equipped and maintained operates such that during the busiest hour of operation, nor more than 2 out of every 100 callers will receive a busy condition or signal referred to as "All Trunks Busy" or ATB. Each Service Center operated by VTN or a Franchisee as currently equipped and maintained has sufficient message storage capacity to provide the maximum number and length of messages allowed and the number of days retained to which every customer entitled to use the Service Center is currently entitled, and an additional reserve storage capacity over and above that maximum amount by 10%.

               (c) The Network and Hubs as currently equipped and maintained are capable of meeting the "Network Transmission Standards" and the other performance requirements set forth in the Agreement among VTNLP, the NAP and VTE contained in the Grand Solution Documents for all periods through set forth therein.

          5.22 STATEMENTS TRUE AND CORRECT. No statement, certificate,
               ---------------------------
instrument, or other writing furnished or to be furnished by any VTN Entity or any Affiliate thereof to Premiere pursuant to this Agreement or any other document, agreement, or instrument delivered pursuant hereto herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any VTN Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.23 ACCOUNTING AND REGULATORY MATTERS. No VTN Entity or any
               ---------------------------------
Stockholder or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.24 STATE TAKEOVER LAWS. Each VTN Entity and each Stockholder has
               -------------------
taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

          5.25 CHARTER PROVISIONS. VTN Entity and each Stockholder has taken all
               ------------------
action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any VTN Entity or restrict or impair the ability of Premiere or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any VTN Entity that may be directly or indirectly acquired or controlled by them.

          5.26 INVESTMENT INTENTION, ETC. Each Stockholder is acquiring the
               -------------------------
shares of Premiere Common Stock to be issued pursuant to this Agreement for investment only, for such

Stockholder's own account and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof or participation therein. Except as set forth in Section 5.26 of the VTN Disclosure Memorandum, each Stockholder is an "accredited investor" as such term is defined in Rule 501(a) under the 1933 Act. Each Stockholder has such knowledge and experience in business and financial matters and with respect to investments in securities to enable the Stockholder to understand and evaluate the risks of an investment in the Premiere Common Stock to be acquired by the Stockholder in the Merger and to form an investment decision with respect thereto and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. Each Stockholder has previously completed, executed and delivered to Premiere an Investor Questionnaire relating to the transactions contemplated by this Agreement. The responses contained in such Investor Questionnaires are true and complete as of the date of the Questionnaire and the date of this Agreement. Each Stockholder understands that the shares of Premiere Common Stock to be issued pursuant to this Agreement have not been, and will not be, registered under the 1933 Act in reliance upon the representations set forth herein and in the Investor Questionnaires.

          5.27 BOARD RECOMMENDATION. The Board of Directors of VTN, at a meeting
               --------------------
duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Stockholders and (ii) resolved to recommend that the holders of the shares of VTN Common Stock approve this Agreement.

          5.28 AMWAY MATTERS.
               -------------

               (a) Amway is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

               (b) Amway has the corporate power and authority to execute and deliver this Agreement and the Amway Closing Documents to which it is a party and to perform its obligations under this Agreement and such Amway Closing Documents. This Agreement represents a legal, valid, and binding obligation of Amway, enforceable against Amway in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, upon the execution and delivery by Amway of the Amway Closing Documents to which it is a party, such Amway Closing Documents will constitute the legal, valid, and binding obligations of Amway, enforceable against Amway in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     [Reserved] (d) Amway is the owner of all right, title and interest (legal and beneficial) in and to that number of shares of VTN Common Stock set forth next to its name in Section 5.4(a) of the VTN Disclosure Memorandum, free and clear of all Liens. Amway is the owner of all right, title and interest (legal and beneficial) in and to the Amway Convertible Note, free and clear of all Liens. The Amway Convertible Note is convertible into
     78.25 Shares of VTN Common Stock and 95.75 shares of VTE Common Stock. Other than the Amway Convertible Note, Amway does not have any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of VTN.

          (e)  [Reserved]

          (f)  [Reserved]

          (g) Amway is acquiring the shares of Premiere Common Stock to be issued pursuant to this Agreement for investment only, for its own account and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof or participation therein. Amway is an "accredited investor" as such term is defined in Rule 501(a) under the 1933 Act. Amway has such knowledge and experience in business and financial matters and with respect to investments in securities to enable Amway to understand and evaluate the risks of an investment in the Premiere Common Stock to be acquired by Amway in the Merger and to form an investment decision with respect thereto and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.


                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PREMIERE
                  ------------------------------------------

          Premiere hereby represents and warrants to VTN and the Stockholders as follows:

          6.1  ORGANIZATION, STANDING, AND POWER. Premiere is a corporation duly
               ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate Premiere is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect.

          6.2  AUTHORITY; NO BREACH BY AGREEMENT.
               ---------------------------------

               (a) Premiere has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premiere. This Agreement represents a legal, valid, and binding obligation of Premiere, enforceable against Premiere in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by Premiere, nor the consummation by Premiere of the transactions contemplated hereby, nor compliance by Premiere with any of the provisions hereof, will
     (i) conflict with or result in a breach of any provision of Premiere's Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or shareholders of Premiere or any of its Subsidiaries, or
     (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premiere Entity under, any Contract or Permit of any Premiere Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Premiere Entity or any of their respective material Assets (including any Premiere Entity or any VTN Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Premiere Entity or any VTN Entity being reassessed or revalued by any Taxing authority).

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Premiere of the Merger and the other transactions contemplated in this Agreement.

          6.3  CAPITAL STOCK.
               -------------

               (a) The authorized capital stock of Premiere consists of
     (i)150,000,000 shares of Premiere Common Stock, of which 24,089,769 shares are issued and outstanding as of

     March 17, 1997, and (ii) 5,000,000 shares of Premiere Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Premiere Capital Stock are, and all of the shares of Premiere Common Stock to be issued in exchange for shares of VTN Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Premiere Capital Stock has been, and none of the shares of Premiere Common Stock to be issued in exchange for shares of VTN Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Premiere.

               (b) Except as set forth in Section 6.3(a), or as provided pursuant to the Premiere 1994 Stock Option Plan or the Premiere 1995 Stock Plan or as disclosed in Section 6.3 of the Premiere Disclosure Memorandum, there are no shares of capital stock or other equity securities of Premiere outstanding and no outstanding Equity Rights relating to the capital stock of Premiere.

          6.4 PREMIERE SUBSIDIARIES. Premiere has disclosed in Section 6.4 of
              ---------------------
the Premiere Disclosure Memorandum all of the Premiere Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Premiere Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Premiere Disclosure Memorandum, Premiere or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Premiere Subsidiary. No capital stock (or other equity interest) of any Premiere Subsidiary are or may become required to be issued (other than to another Premiere Entity) by reason of any Equity Rights, and there are no Contracts by which any Premiere Subsidiary is bound to issue (other than to another Premiere Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Premiere Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Premiere Subsidiary (other than to another Premiere Entity). There are no Contracts relating to the rights of any Premiere Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Premiere Subsidiary. All of the shares of capital stock (or other equity interests) of each Significant Subsidiary of Premiere held by a Premiere Entity are fully paid and nonassessable and are owned by the Premiere Entity free and clear of any Lien. Each Premiere Subsidiary is a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Premiere Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect.

          6.5  SEC FILINGS; FINANCIAL STATEMENTS.
               ---------------------------------

               (a) Premiere has timely filed and made available to VTN all SEC Documents required to be filed by Premiere since March 5, 1996 (the "Premiere SEC Reports"). The Premiere SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Premiere SEC Reports or necessary in order to make the statements in such Premiere SEC Reports, in light of the circumstances under which they were made, not misleading. No Premiere Subsidiary is required to file any SEC Documents.

               (b) Each of the Premiere Financial Statements (including, in each case, any related notes) contained in the Premiere SEC Reports, including any Premiere SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Premiere and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          6.6  ABSENCE OF UNDISCLOSED LIABILITIES. No Premiere Entity has any
               ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Premiere as of December 31, 1996, included in the Premiere Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto and Liability (including contingent Liabilities) described in the Premiere SEC Report. Except as disclosed in the Premiere SEC Reports, no Premiere Entity has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996,
               ------------------------------------
except as disclosed in the Premiere Financial Statements delivered prior to the date of this Agreement, as disclosed in the Premiere SEC Reports, or as disclosed in Section 6.7 of the Premiere Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, and (ii) the Premiere Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Premiere provided in Article 7.

          6.8. COMPLIANCE WITH LAWS. Each Premiere Entity has in effect all
               --------------------
Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect. Except as disclosed in the Premiere SEC Reports or in Section 6.8 of the Premiere Disclosure Memorandum, none of the Premiere Entities:

               (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

               (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect; or

               (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premiere Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, or
     (iii) requiring any Premiere Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

          6.9  LEGAL PROCEEDINGS. Except as disclosed in the Premiere SEC
               -----------------
Reports, there is no Litigation instituted or pending, or, to the Knowledge of Premiere, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premiere Entity, or against any director, employee or employee benefit plan of any Premiere Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premiere Entity, that are reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect.

          6.10 STATEMENTS TRUE AND CORRECT.  No statement, certificate,
               ---------------------------
instrument or other writing furnished or to be furnished by any Premiere Entity or any Affiliate thereof to VTN pursuant to this Agreement or any other document, agreement or instrument delivered pursuant hereto contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Premiere Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.11 ACCOUNTING AND REGULATORY MATTERS.  No Premiere Entity or any
               ---------------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. In this regard, Premiere shall execute and deliver to VTN's counsel prior to the Effective Date a certificate substantially in the form of Exhibit 5 hereto.

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

          7.1  AFFIRMATIVE COVENANTS OF VTN.  From the date of this Agreement
               ----------------------------
until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Premiere shall have been obtained, and except as otherwise expressly contemplated herein, VTN shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) knowingly take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.2  NEGATIVE COVENANTS OF VTN.  From the date of this Agreement until
               -------------------------
the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Premiere shall have been obtained, and except as otherwise expressly contemplated herein, in the VTE Merger Agreement, or in the MPI Purchase Agreement or as disclosed in Section 7.2 of the VTN Disclosure Memorandum, VTN covenants and agrees that it will not do or agree or commit to do, or permit VTNLP to do or agree or commit to do, any of the following:

               (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any VTN Entity; or

               (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a VTN Entity to another VTN Entity) in excess of an aggregate of $25,000 (for the VTN Entities on a consolidated basis) except in the ordinary course of the business of VTN Subsidiaries consistent with past practices, or impose, or suffer the imposition, on any Asset of any VTN Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the VTN Disclosure Memorandum); or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any VTN Entity, or declare or pay any dividend or make any other distribution in respect of VTN's capital stock or the general or limited partner interests of VTNLP; or

               (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of VTN Common Stock or any other capital stock or units of VTNLP partner interest or any other equity interest of any VTN Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

               (e) adjust, split, combine or reclassify any capital stock of any VTN Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of VTN Common Stock or partner interests of VTNLP, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any partner interest in VTNLP or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

               (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned VTN Subsidiary, or otherwise acquire direct or indirect control over any Person; or

               (g) grant any increase in compensation or benefits to the employees or officers of any VTN Entity, except in accordance with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; and enter into or amend any severance agreements with officers of any VTN Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any VTN Entity except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

               (h) enter into or amend any employment Contract between any VTN Entity and any Person (unless such amendment is required by Law) that the VTN Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

               (i) adopt any new employee benefit plan of any VTN Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any VTN Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

               (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

               (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any VTN Entity for material money damages or restrictions upon the operations of any VTN Entity; or

               (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $10,000 or waive, release, compromise or assign any material rights or claims.

          7.3  COVENANTS OF PREMIERE.  From the date of this Agreement until the
               ---------------------
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of VTN shall have been obtained, and except as otherwise expressly contemplated herein, Premiere covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the Premiere Common Stock and the business prospects of the Premiere Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Premiere Entities' core businesses and goodwill with their respective employees, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Premiere Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Premiere, desirable in the conduct of the business of Premiere and its Subsidiaries. Premiere further covenants and agrees that it will not, without the prior written consent of VTN, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of Premiere, in each case, in any manner adverse to the holders of VTN Common Stock as compared to rights of holders of Premiere Common Stock generally as of the date of this Agreement.

          7.4  ADVERSE CHANGES IN CONDITION.  Each Party agrees to give written
               ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a VTN Material Adverse Effect or a Premiere Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          7.5  REPORTS.  Each Party and its Subsidiaries shall file all reports
               -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

          8.1  [RESERVED]
               ----------

          8.2  EXCHANGE LISTING.  Premiere shall use its best efforts to list,
               ----------------
prior to the Effective Time, on the Nasdaq National Market the shares of Premiere Common Stock to be issued to the holders of VTE Common Stock pursuant to the Merger, and Premiere shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

          8.3  APPLICATIONS; ANTITRUST NOTIFICATION.  Premiere shall prepare and
               ------------------------------------
file, and VTE and the Stockholders shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

          8.4  FILINGS WITH STATE OFFICES.  Upon the terms and subject to the
               --------------------------
conditions of this Agreement, Premiere, Sub and VTN shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

          8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms and
               -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.6  INVESTIGATION AND CONFIDENTIALITY.
               ---------------------------------

               (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) VTN shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to VTN to preserve the confidentiality of the information relating to the VTN Entities provided to such Persons and their Affiliates and Representatives.

          8.7  PRESS RELEASES.  Prior to the Effective Time, VTN and Premiere
               --------------
shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its outside counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law. If any such press release or other public disclosure contains a reference to Amway or any Amway marks, then no such press release shall be issued or other public disclosure made without the prior written consent of Amway, which consent shall not be unreasonably withheld.

          8.8  CERTAIN  ACTIONS.  Except with respect to this Agreement and the
               ----------------
transactions contemplated hereby, no VTN Entity nor any Stockholder nor any Affiliate thereof nor any Representatives thereof retained by any VTN Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of VTN, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to VTN's stockholder under applicable law, no VTN Entity, any Stockholder or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but VTN may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Each Stockholder and/or VTN shall promptly advise Premiere following the receipt of any Acquisition Proposal and the details thereof, and advise Premiere of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Each Stockholder and VTN shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

          8.9  STOCKHOLDER RELEASES.  Except as set forth in Section 8.9 of the
               --------------------
VTN Disclosure Memorandum and except, as to Amway, for matters arising under the Amway Reseller Agreement, each Stockholder, effective upon the Closing, hereby releases, remises, and forever discharges each VTN Entity, VTE, VTNLP and their respective Representatives, Affiliates, and insurers, and their respective successors and assigns, and each of them (hereinafter individually and collectively, the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (the "Released Claims"). Each Stockholder represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of Law, and that all Released Claims of such Stockholder released herein are owned by such Stockholder, who has the sole authority to release them. Each Stockholder agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

          8.10 ACCOUNTING TREATMENT.  Each of the Parties undertakes and agrees
               --------------------
to use its reasonable efforts to cause the Merger, and to take no action which would be reasonably likely to cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes.

          8.11 STATE TAKEOVER LAWS.  Each VTN Entity and each Stockholder shall
               -------------------
take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Section 203 of the DGCL.

          8.12 CHARTER PROVISIONS.  Each VTN Entity shall take all necessary
               ------------------
action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any VTN Entity or restrict or impair the ability of Premiere or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any VTN Entity that may be directly or indirectly acquired or controlled by them.

          8.13 TAX RETURNS.  Premiere agrees that it will not, without the prior
               -----------
written consent of the Escrow Committee, which consent will not be unreasonably withheld or delayed, permit or cause VTN to file an amended "S" corporation federal of state income Tax Return with respect to any taxable year or period ending on or before the Closing Date. In addition Premiere agrees it will cause VTN to deliver a copy of any other amended Tax Return of VTN for which Premiere intends to seek indemnification with respect to any Tax period ended on or prior the Closing Date that VTN proposes to file at least five (5) days prior to the proposed filing thereof.



          8.14 NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE.
               -------------------------------------------------

               (a)  VTN and each Stockholder (other than Amway) acknowledges:

                    (i) that each Stockholder has substantial special expertise and experience in the Business Activities and possesses substantial contacts with suppliers and customers of VTN, and that such expertise, experience and contacts have been built up over a number of years, including such Stockholder's period of ownership of VTN Common Stock;

                    (ii) that each Stockholder will be well-compensated under this Agreement for the expertise, knowledge and contacts he or she has obtained, as well as the goodwill that he or she has built up in VTN, and that this Section 8.14 is being executed as an integral part of such Stockholder's sale of all of his or her VTN Common Stock to Premiere pursuant to the Merger, an express element of which includes the sale of the goodwill such Stockholder's ownership and service has generated, and for which sale such Stockholder will receive substantial remuneration hereunder;

                    (iii) that each Stockholder has occupied a position of trust and responsibility with VTN in which he or she has had access to a substantial amount of VTN Confidential Information and VTN Trade Secrets, and that Premiere is entering into this Agreement in reliance upon such Stockholder's agreement not to use or disclose such VTN Trade Secrets and VTN Confidential Information, not to compete against Premiere or any Affiliate, and not to solicit Premiere's or any such Affiliates' customers during the time periods set forth in this Agreement;

                    (iv) that each Stockholder's special experience and his or her close identification with goodwill of VTN, the harm caused by such Stockholder's violation of the provisions of this Section 8.14 cannot reasonably or adequately be compensated solely by damages in an action at law;

                    (v) that each Stockholder is capable of competing with and substantially harming Premiere and its Affiliates and has more than adequate capital, experience, customer contract, supplier contact, name recognition and industry reputation to start a competing business, which would deprive Premiere of all or substantially all of its bargained for goodwill and other consideration in the transactions contemplated in this Agreement; and

                    (vi) that the terms of this Section 8.14 are necessary to protect Premiere's legitimate business interests and its rights in the VTN Trade Secrets and VTN Confidential Information and that Stockholder's competition with Premiere or any of its Affiliates or other violation of the covenants set forth below would cause substantial and irreparable harm to Premiere.

               (b) For three (3) years immediately following the Effective Time, if Premiere or any of its Affiliates continues to carry on the Business Activities of VTN, no Stockholder (other than Amway) shall, directly or indirectly, by himself or herself or in conjunction with any person, firm or corporation other than Premiere, engage in Business Activities, or help anyone else engage in the Business Activities, within the Restricted Territory. Notwithstanding anything contained herein to the contrary, a Stockholder may own up to two percent (2%) of the shares of a publicly-held corporation which competes with Premiere or any of its Affiliates, provided none of his or her other relationships with such corporation violate the terms of this Section 8.14 (provided that this restriction shall not apply to Amway).

               (c) For three (3) years immediately following the Effective Time, no Stockholder (other than Amway) shall, for himself or herself or on behalf of others, use or disclose any VTN Confidential Information or VTN Trade Secrets except in the furtherance of the business of Premiere or any of its Affiliates. No Stockholder (other than Amway) shall use or disclose any VTN Trade Secrets at any time while the information remains a

     VTN Trade Secret. Nothing in this provision shall limit the protections available to Premiere under any federal, state or local statute or legal principle governing confidential information or trade secrets.

               (d) If a Stockholder (other than Amway) violates any portion of this Section 8.14, such Stockholder shall forfeit all compensation due to such Stockholder under the General Escrow Agreement or the Specific Escrow Agreement.

               (e) Each Stockholder (other than Amway) acknowledges that his or her agreement not to compete with Premiere or any of its Affiliates is necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach thereof cannot reasonably be compensated by money damages and will cause Premiere and any such Affiliate irreparable harm. Accordingly, upon the failure of any Stockholder (other than Amway) to comply with the terms of this Section 8.14 at any time, Premiere and any such Affiliate shall be entitled to injunctive or other extraordinary relief in case of such breach, such injunctive or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which Premiere or any such Affiliate may be entitled.

               (f) Premiere and the Stockholders (other than Amway) intend that Premiere have the broadest possible protection from unfair competition by the Stockholders (other than Amway) with Premiere or any of its Affiliates, consistent with public policy. Accordingly, should any court of competent jurisdiction determine that, consistent with the established precedent of the forum state, the public policy of such state requires a more limited restriction in duration, geographical area, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Agreement, or to modify the Agreement, to apply to only such more limited restrictions to an appropriate degree.

          8.15  AMWAY CONVERTIBLE NOTE. At Closing, Amway shall convert the
                ----------------------
Amway Convertible Note into 95.75 shares of VTE Common Stock and 78.25 shares of VTN Common Stock; provided, however, that if the Average Closing Price (without
                  --------  -------
regard to the Average Closing Price Limitations) is less than $19.85, Amway shall not be required to convert the Amway Convertible Note, but, in that event, VTE shall pay in full the Amway Convertible Note at Closing and, in either event, shall release in full any other rights or remedies that it has by reason of the Amway Convertible Note.

                                   ARTICLE 9
                                   ---------
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

          9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective
               ---------------------------------------
obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:

               (a)  [RESERVED]
                    ----------

               (b)  REGULATORY APPROVALS.  All waiting periods required by HSR
                    --------------------
     shall have expired.

               (c)  CONSENTS AND APPROVALS.  VTN shall have obtained the
                    ----------------------
     Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of VTN set forth on Section 5.2(b) of the VTN Disclosure Memorandum. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Premiere would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

               (d)  LEGAL PROCEEDINGS.  No court or governmental or regulatory
                    -----------------
     authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (e)  EXCHANGE LISTING.  The shares of Premiere Common Stock
                    ----------------
     issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

               (f)  POOLING LETTERS.  Each of the Parties shall have received
                    ---------------
     letters, dated as of the Effective Time, addressed to Premiere, in form and substance reasonably acceptable to Premiere, from Arthur Andersen LLP, acting as auditors for Premiere, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties also shall have received letters, dated as of the Effective Time, addressed to Premiere, in form and substance reasonably acceptable to Premiere, from Arthur Andersen LLP, acting as auditors for VTN, to the effect that such firm is not aware of any matters relating to VTN and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

               (g)  [RESERVED]

               (h)  REGISTRATION RIGHTS.  Premiere and each of the Stockholders,
                    -------------------
     so desiring, shall have executed and delivered the Stock Restriction and Registration Rights Agreement, in the form attached hereto as Exhibit 4.

               (i)  [RESERVED]
                    ----------

               (j)  VTE MERGER.  PTEK Merger Corporation and shall have
                    ----------
     consummated the VTE Merger.

               (k)  MPI PURCHASE.  Premiere shall have consummated the purchase
                    ------------
     of the Partner Interest from MPI pursuant to the MPI Purchase Agreement.

          9.2  CONDITIONS TO OBLIGATIONS OF PREMIERE.  The obligations of
               -------------------------------------
Premiere to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premiere pursuant to Section 12.6(a):

               (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                    ------------------------------
     Section 9.2(a), the accuracy of the representations and warranties of VTN and the Stockholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). All other representations and warranties of VTN and the Stockholders contained in this Agreement or any agreement, certificate or instrument entered into or delivered in connection herewith shall be true and correct in all material respects.

               (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                    ---------------------------------------
     the agreements and covenants of VTN and the Stockholders to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c)  CERTIFICATES.  VTN shall have delivered to Premiere (i)
                    ------------
     a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to VTN and in
     Section 9.2(a), 9.2(b) and 9.2(h) have been satisfied, (ii) certified copies of resolutions duly adopted by VTN's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premiere and its counsel shall request, and (iii) a certificate or certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, in form and substance satisfactory to Premiere and containing such supporting information as Premiere may request, relating to the calculation of the adjustments, if any, to the VTN Purchase Price as contemplated in
     Section 3.1(d)(ii)(A)-(E).

               (d)  OPINIONS OF COUNSEL.  Premiere shall have received an
                    -------------------
     opinion dated as of the Closing Date from Benesch, Friedlander, Coplan & Aronoff, counsel to VTN, in form and substance reasonably satisfactory to Premiere. Premiere shall also have received opinions from counsel to each of the Stockholders (other than Amway) and an opinion of counsel to Amway, each dated as of the Closing, in each case containing customary opinions relating to organization, authority and enforceability.

               (e)  [RESERVED]
                    ----------

               (f)  [RESERVED]
                    ----------

               (g)  CLAIMS LETTERS.  Each of the directors and officers of VTN
                    --------------
     and the other Persons listed in Section 9.2(g) of the VTN Disclosure Memorandum shall have executed and delivered to Premiere letters in substantially the form of Exhibit 7.

               (h)  STOCKHOLDERS' EQUITY.  VTN's stockholders' equity as of the
                    --------------------
     Closing shall not be less than VTN's stockholders' equity as of December 31, 1996, excluding for purposes of the calculation of such stockholders' equity the effects of (i) all costs, fees and charges, including fees and charges of VTN's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement and (ii) any reductions in VTN's stockholders' equity resulting from any actions or changes in policies of VTN taken at the request of Premiere or actions contemplated by this Agreement to occur on or before the Closing.

               (i)  OWNERSHIP AGREEMENTS.  VTN shall have used its commercially
                    --------------------
     reasonable best efforts to have each of the persons identified in Section 9.2(i) of the VTN Disclosure Memorandum execute and deliver to VTN and Premiere agreements, in form and substance reasonably satisfactory to Premiere, confirming in or transferring to VTN certain Intellectual Property Rights as described in Section 9.2(i) of the VTN Disclosure Memorandum.

               (j)  [RESERVED]

               (k)  STOCK REPURCHASES.  VTN shall have repurchased from the
                    -----------------
     Persons listed on Section 5.16(ix) of the VTN Disclosure Memorandum the outstanding VTN Common Stock held by such Persons pursuant to rights under and in accordance with the terms of existing Contracts for repurchase or redemption of such VTN Common Stock as described in Section 5.16(ix) of the VTN Disclosure Memorandum.

               (l)  [RESERVED]
                    ----------

               (m)  [RESERVED]
                    ----------

               (n)  GRAND SOLUTION  DOCUMENTS.  VTN, VTNLP, NAP and the
                    -------------------------
     Franchisees shall have executed and delivered the Grand Solution Documents in the forms attached as Exhibit 8.

               (o)  EMPLOYMENT, SEVERANCE AND NONCOMPETITION AGREEMENTS.  Each
                    ---------------------------------------------------
     of the Persons identified in Section 9.2(o) of the VTN Disclosure Memorandum shall have executed and delivered to Premiere, and Premiere shall have executed and delivered to such Persons, an employment or severance and noncompetition agreement, in form and substance reasonably satisfactory to the Persons and Premiere (collectively, the "Employment Agreements").

          9.3  CONDITIONS TO OBLIGATIONS OF VTN AND THE STOCKHOLDERS.  The
               -----------------------------------------------------
obligations of VTN and the Stockholders to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by VTE pursuant to
Section 12.6(b):

               (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                    ------------------------------
     Section 9.3(a), the accuracy of the representations and warranties of Premiere set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premiere set forth in this Agreement shall be true and correct in all material respects.

               (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                    ---------------------------------------
     the agreements and covenants of Premiere to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c)  CERTIFICATES.  Premiere shall have delivered to VTN (i)
                    ------------
     a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Premiere and in
     Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Premiere's Board of Directors and, if required, Premiere's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as VTN and its counsel shall request.

               (d)  OPINION OF COUNSEL.  VTN shall have received an opinion
                    ------------------
     of Alston & Bird LLP, counsel to Premiere, dated as of the Effective Time, containing customary opinions relating to organization, authority and enforceability.

                                  ARTICLE 10
                                INDEMNIFICATION
                                ---------------

          10.1 AGREEMENT OF INDEMNITORS TO INDEMNIFY.  Subject to the terms and
               -------------------------------------
conditions of this Article 10, Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

               (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of (i) any Indemnitor or VTN contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors in connection herewith or (ii) VTE or any Stockholder of VTE in the VTE Merger Agreement; provided that for purposes of this Section 10.1(a) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

               (b) a breach of or failure to perform any covenant or agreement of (i) Indemnitors or VTN made in this Agreement or (ii) VTN or the Stockholders of VTE in the VTE Merger Agreement; and

               (c) any claim by a current or former Franchisee (or beneficiary of an SRA) related to the ownership, control, operation, administration or other rights to the Network or VTNLP, including without limitation any claim based on the sale or provision of Network services or right to control access to the Network to the extent such claim is based on a right purportedly in existence as of the Effective Time;.

               (d) any claim arising out of or related to the matters set forth in Sections 5.9(a) and 5.15(b) of the VTN Disclosure Memorandum and Sections 5.9(a) and 5.15(b) of the VTE Disclosure Memorandum;

               (e) any claim arising out of or related to the matters set forth in Section 5.11(c) of the VTN Disclosure Memorandum and Section 5.11(c) of the VTE Disclosure Memorandum;

               (f) any claim by an officer or director or former officer or director of VTN for indemnification under the by-laws of VTN or any Subsidiary of VTN or pursuant to any Contract relating to a claim brought against such officer or director in such capacity relating to any act or omission or alleged act or omission occurring in whole or in part on or prior to the Effective Time; and

               (g) any claim by any member of the board of directors or trustees of the NAP or the Franchisee Association pursuant to the indemnification letter attached as Section 10.1(g) of the VTE Disclosure Memorandum or Sectin 10.1(g) of the VTE Disclosure Memorandum.

          10.2 PROCEDURES FOR INDEMNIFICATION.
               ------------------------------

               (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Stockholder Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

               (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 10.3 shall be observed by the Indemnitee and the Stockholder Representative.

               (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Stockholder Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Stockholder Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Stockholder Representative and the dispute is not resolved by such Indemnitee and the Stockholder Representative within 30 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 10.7.

               (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Stockholder Representative and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitors shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined.

          10.3 THIRD PARTY CLAIMS.  The obligations and liabilities of the
               ------------------
     parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

               (a) The Indemnitee shall give the Stockholder Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Stockholder Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Stockholder Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent the Stockholder Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Stockholder Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Stockholder Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Stockholder Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 10.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

                     (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Stockholder Representative, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Stockholder Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense. Any compromise or settlement of such Third Party Claim shall be subject to the approval of the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

                     (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article shall be made without the prior written consent by or on behalf of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Stockholder Representative has not responded within five business days of notice of a proposed settlement. If the Stockholder Representative assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Stockholder Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                     (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party related to the Third Party Claim and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

               10.4  LIMITATIONS AS TO AMOUNT. Indemnitors shall have no
                     ------------------------
liability with respect to the matters described in Section 10.1 until the total of all Losses with respect thereto exceeds $50,000, in which event Indemnitors shall be obligated to indemnify the Indemnitees as provided in this Article 10 for all such Losses. The Indemnitors shall not be liable for Losses relating to a claim for indemnification under (i) Section 10.1(a) or 10.1(b) in excess of the Escrow, as defined in the General Escrow Agreement (the "General Escrow"), on deposit with the Escrow Agent pursuant to the General Escrow Agreement, and (ii) Sections 10.1(c), 10.1(d), 10.1(e), 10.1(f) or 10.1(g) in excess of the Escrow, as defined in the Specific Escrow Agreement (the "Specific Escrow"), and the General Escrow on deposit with the Escrow Agent pursuant to the Specific Escrow Agreement and the General Escrow Agreement (all such shares of Premiere Common Stock included in the General Escrow and the Specific Escrow, collectively, the "Escrow Shares"). Pursuant to the terms and conditions of the Specific Escrow Agreement and the General Escrow Agreement, any payment of any indemnity to any Indemnitee in accordance with this Article 10 shall be made solely and exclusively out of, and shall be limited to, the Escrow Shares and shall be subject to any additional provisions, including those relating to order or priority of claims, in the Specific Escrow Agreement and the General Escrow Agreement.

               10.5  TAX EFFECT AND INSURANCE. The liability of the Indemnitors
                     ------------------------
with respect to any Indemnification Claim shall be reduced by the tax benefit actually or reasonably anticipated to be realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 10.8 of this Agreement.

               10.6  SUBROGATION. Upon payment in full of any Indemnification
                     -----------
Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

               10.7  ARBITRATION. All disputes arising under this Article 10
                     -----------
(other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Stockholder Representative and Premiere in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by the Stockholder Representative, Premiere and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 10; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Stockholder Representative or Premiere in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

               10.8  EXCLUSIVITY. After the Closing, to the extent permitted by
                     -----------
Law, the indemnities set forth in this Article 10 shall be the exclusive remedy of the Indemnitees for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further rights or claims of any nature whatsoever in respect hereof, all of which the Indemnitees hereby waive; provided, however, that nothing herein limits, and the Indemnitees do not waive, any right or remedy based on any claim for fraud, which liability based on any claim of fraud, if any, shall be several and not joint.

                                  ARTICLE 11
                                  TERMINATION
                                  -----------

               11.1  TERMINATION.  Notwithstanding any other provision of this
                     -----------
Agreement, and notwithstanding the approval of this Agreement by the stockholders of VTN or, if required, the Shareholders of Premiere, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                     (a) By mutual consent of Premiere and VTN; or

                     (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                     (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement relating to Consents of Regulatory Authorities or approval of Stockholders) in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                     (e) By either Party in the event that the Merger shall not have been consummated by June 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(e); or

                     (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled, or have not been waived in writing, by the date specified in Section 11.1(e); or

                     (g) By either Party if the Average Closing Price is less than $19.50, unless, in the event the terminating party is VTN, Premiere, within forty eight (48) hours after receipt of written notice from VTN of its election to terminate pursuant to this Section 11.1(g) agrees to adjust the Exchange Ratio to the quotient obtained by dividing
        (i) the product of (A) the Exchange Ratio determined pursuant to Section 3.1(c) (including the application of the Average Closing Price Limitations), multiplied by (B) $19.50, by (ii) the Average Closing Price (without application of the Average Closing Price Limitations) (the "Adjusted Exchange Ratio"), in which event the Firm Exchange Ratio shall be the product of (A) either (1) .77 if the Amway Convertible Note is converted or (2) .71 if the Amway Convertible Note is not converted and (B) the Adjusted Exchange Ratio, and the General Escrow Exchange Ratio shall be the product of .1 and the Adjusted Exchange Ratio and the Specific Exchange Ratio shall be the product of (C) either (3) .13 if the Amway Convertible Note is converted or (4) .19 if the Amway Convertible Note is not converted and (D) the Adjusted Exchange Ratio.

               11.2  EFFECT OF TERMINATION. In the event of the termination and
                     ---------------------
abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
11.2 and Article 12 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(b), 11.1(c) or 11.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation or warranty or any breach of any covenant or agreement contained in this Agreement, nor release the other Party for any liability for any breach of any covenant or agreement contained in this Agreement.

                                  ARTICLE 12
                                 MISCELLANEOUS
                                 -------------

               12.1  DEFINITIONS.
                     -----------

                     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                     "1933 ACT" shall mean the Securities Act of 1933, as amended.

                     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
        (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                     "AMWAY" shall mean Amway Corporation, a Michigan corporation and a Stockholder of VTN.

                     "AMWAY CLOSING DOCUMENTS" shall mean the General Escrow Agreement, Specific Escrow Agreement and the Registration Rights Agreement.

                     "AMWAY CONVERTIBLE NOTE" shall mean the Revolving Credit Note dated December 16, 1994 made by VTE and VTNLP to Amway in the principal amount of $5,000,000, and the related Credit Agreement dated December 16, 1994 among VTE, VTNLP, VTN and Amway, as amended and supplemented thereafter.

                     "AMWAY RESELLER AGREEMENT" shall mean the Service and Reseller Agreement dated September 28, 1990, between Amway and VTE, as amended by First Amendment to Service and Reseller Agreement dated March 19, 1996 and Second Amendment to Service and Reseller Agreement dated June 25, 1996.

                     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                     "BUSINESS ACTIVITIES" shall mean the provision of interactive voice messaging services.

                     "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by VTN and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

                     "CLOSING DATE" shall mean the date on which the Closing occurs.

                     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated January ,1997, between VTE and Premiere.

                     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                     "CONSOLIDATED INDEBTEDNESS OF VTN" shall mean the aggregate outstanding balance of principal and accrued and unpaid interest under funded debt and capital lease obligations of VTN and its Subsidiaries stated on a consolidated basis in accordance with GAAP.

                     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                     "DEFAULT" shall mean (i) any breach or violation of, default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                     "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                     "EXHIBITS" 1 through 8, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                     "FRANCHISE" shall mean the rights granted by VTE relating to the ownership and/or operation of one or more Service Centers in one or more Sales Territories within a Protected Territory pursuant to a Franchise Agreement.

                     "FRANCHISE AGREEMENT" shall mean a franchise or license agreement and all amendments, supplements and modifications thereto entered into by VTE with any Franchisee relating to a Franchise.

                     "FRANCHISE OFFERING CIRCULAR" shall mean a franchise offering circular used by VTE to offer and sell Franchises.

                     "FRANCHISEE" shall mean any holder of a Franchise.

                     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                     "GBCC" shall mean the Georgia Business Corporation Code.

                     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                     "HUB" shall mean a site which houses switching and routing equipment used for accepting voice message packet data from the Service Centers via the T1 local loop and transmitting that packet data to other Hubs or to Service Centers. There are currently twelve Hubs, one located in each of ten U.S. cities, plus an eleventh Hub in Toronto, Canada and a twelfth Hub in Sydney, Australia.

                     "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under Article 10.

                     "INDEMNITEES" shall mean Premiere, VTN and their respective officers, directors, stockholders, controlling persons, Affiliates and Representatives.

                     "INDEMNITORS" shall mean the Stockholders.

                     "INTELLECTUAL PROPERTY RIGHT" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, system, computer software or computer program (including any source or object codes therefor or documentation relating thereto), invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing.

                     "INVESTOR QUESTIONNAIRES" shall mean the investor questionnaires relating to various matters under the Securities Laws completed by Stockholders and delivered to Premiere prior to the date hereof.

                     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry and, as used with respect to a Person that is a corporation or other business entity, after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any ad-verse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                     "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                     "MPI" shall mean Merchandising Productions, Inc., a Delaware corporation and wholly-owned subsidiary of Amway and the sole limited partner of VTNLP.

                     "MPI PURCHASE AGREEMENT" shall mean the Purchase and Sale Agreement of even date between Premiere and MPI.

                     "NAP AGREEMENT" shall mean an agreement executed by a Franchisee and VTE in which the Franchisee agrees to be bound by the bylaws of the NAP Board.

                     "NAP BOARD" shall mean the Board of Directors of the NAP.

                     "NAP" shall mean the National Accounts Program of VTE, an Ohio unincorporated association.

                     "NASD" shall mean the National Association of Securities Dealers, Inc.

                     "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

                     "NETWORK" shall mean the digital frame relay network owned by VTNLP and managed by VTE which includes the NIBs, the Hubs, all equipment associated with the NIBs and Hubs, all connections between the NIBs and the Hubs, and all connections between the Hubs.

                     "NIB" shall mean a Network interface box, developed by VTE and utilized by VTE, VTN, VTNLP and the Franchisees.

                     "OGCL" shall mean the Ohio General Corporation Law.

                     "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                     "PARTNER INTEREST" shall have the meaning set forth in the MPI Purchase Agreement.

                     "PARTY" shall mean either VTN or Premiere, and "Parties" shall mean both VTE and Premiere.

                     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                     "PREMIERE CAPITAL STOCK" shall mean, collectively, the Premiere Common Stock, the Premiere Preferred Stock and any other class or series of capital stock of Premiere.

                     "PREMIERE COMMON STOCK" shall mean the $0.01 par value common stock of Premiere.

                     "PREMIERE DISCLOSURE MEMORANDUM" shall mean the written information entitled "Premiere Technologies, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to VTN describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                     "PREMIERE ENTITIES" shall mean, collectively, Premiere and all Premiere Subsidiaries.

                     "PREMIERE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Premiere as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by Premiere in SEC Documents, and (ii) the consolidated balance sheets of Premiere (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

                     "PREMIERE MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Premiere and its Subsidiaries, taken as a whole, or (ii) the ability of Premiere to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
        (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of Premiere (or any of its Subsidiaries) taken with the prior informed written Consent of VTN in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Premiere, including expenses incurred by Premiere in consummating the transactions contemplated by this Agreement.

                     "PREMIERE PREFERRED STOCK" shall mean the $0.01 par value preferred stock of Premiere.

                     "PREMIERE STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Premiere designated as follows: Premiere Technologies, Inc. 1994 Stock Option Plan and Premiere Technologies, Inc. Amended and Restated 1995 Stock Plan.

                     "PREMIERE SUBSIDIARIES" shall mean the Subsidiaries of Premiere, which shall include the Premiere Subsidiaries described in
        Section 6.4 and any corporation or other organization acquired as a Subsidiary of Premiere in the future and held as a Subsidiary by Premiere at the Effective Time.

                     "PROTECTED TERRITORY" shall mean the territory in which a Franchisee solicits and provides services and products to customers for digital voice messaging services as such territory is defined in the applicable Franchise Agreement.

                     "PROXY STATEMENT" shall mean the proxy statement used by VTN to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

               "RELIABLY HANDLING" as used in this section shall mean delivering
                -----------------
     a complete voice mail message to electronic storage at the Service Center which hosts the voice messaging service of the intended recipient of the message so that the intended recipient may listen to the message within an average of forty-five (45) minutes of the time the message was recorded by the sender.

               "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the
                ----------------------
     NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

               "RELATED PERSON" shall mean, with regard to any Stockholder or any director, officer or employee of any VTN Entity, his or her spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption or remarriage) and any trustees or other fiduciaries for the benefit of such relatives.

               "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

               "RESTRICTED TERRITORY" shall mean the geographic area consisting of the territory within a fifty (50) mile radius of each Service Center operated by VTE or a Franchisee immediately prior to the execution of this Agreement. The Parties further agree that the "Restricted Territory" extends only to the area in which VTE is doing business directly, or has licensed a Franchisee to do business, at the time of this Agreement and is only as broad as necessary to protect the interest of Premiere in the business of VTE.

               "SALES TERRITORY" shall mean the geographic areas into which a Protected Territory is divided under the relevant Franchise Agreement.

               "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "SERVICE CENTER" shall mean a site owned or operated by a VTE Entity or a Franchisee which houses one or more Centigram voice mail servers used to store messages for retrieval by users within the local service area of the Service Center, as well as one or more NIBs and routers used to transmit voice message packet data to a Hub via the T1 local loop.

               "SRA" shall mean a service representative agreement executed by VTE and a service representative relating to the provision of services on behalf of VTE with respect to certain Franchises.

               "STOCKHOLDERS' REPRESENTATIVE" shall mean the Escrow Committee established under the General Escrow Agreement and the Specific Escrow Agreement

               "STOCKHOLDERS' CLOSING DOCUMENTS" shall mean the General Escrow Agreement, the Specific Escrow Agreement, the Employment Agreements, the Releases, and the Noncompetition Agreements.


               "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of VTN to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

               "SUB COMMON STOCK" shall mean the no par value common stock of Sub.

               "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

               "SURVIVING CORPORATION" shall mean VTN as the surviving corporation resulting from the Merger.

               "SUNTRUST" shall mean SunTrust Bank of Atlanta,, as Exchange Agent or as Escrow Agent under the General Escrow Agreement and the Specific Escrow Agreement, as applicable.

               "SYSTEM" as used in this section shall mean the entire voice messaging system currently operated by VTE, VTN, VTNLP and the Franchisees, including but not limited to the Network, all of the Service Centers, and all connections between the Network and the Service Centers.

               "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

               "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, however denominated, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

               "THIRD PARTY CLAIM" shall mean any Litigation that is initiated against an Indemnitee by a Person other than an Indemnitor and which, if prosecuted, could result in a Loss for which the Indemnitee is entitled to indemnification under Article 10.

               "VTE" shall mean Voice-Tel Enterprises, Inc., a Delaware corporation.

               "VTE MERGER" shall be the merger of PTEK Merger Corporation with and into VTE pursuant to the VTE Merger Agreement.

               "VTE MERGER AGREEMENT" shall mean the Agreement and Plan of Merger of even date herewith among Premiere, PTEK Merger Corporation and VNT.

               "VTE PURCHASE PRICE" shall have the meaning set forth in the VTE Merger Agreement.

               "VTN COMMON STOCK" shall mean the no par value common stock of VTN.

               "VTN Confidential Information" means information, other than VTN Trade Secrets, which relates to VTN, VTN's business, or VTN's suppliers or customers that is not generally known by persons not employed by VTN and which Stockholder has learned as a consequence of his or her relationship to VNT. Such information includes, without limitation, to the extent it is not considered a VTN Trade Secret, financial information, strategic plans and forecasts, marketing plans and forecasts, franchisee lists, customer lilts including NAP customers, customer pricing and order data, supplier lists, or technical information relating to the VTN's products or services. "VTN Confidential Information" shall not include information which has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Premiere or VTN.

               "VTN DISCLOSURE MEMORANDUM" shall mean the written information entitled "VTN, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Premiere describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

               "VTN ENTITIES" shall mean, collectively, VTN and all VTN Subsidiaries.

               "VTN FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of VNT as of December 31, 1996, and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1996, 1995 and 1994, and (ii) the consolidated balance sheets of VNT (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1996.

               "VTN INTELLECTUAL PROPERTY RIGHT" shall mean any Intellectual Property Right used by any VTN Entity in the course of its business.

               "VTN MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with another event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of VTN and VTN, taken as a whole, or
     (ii) the ability of VTN to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "VTN Material Adverse Effect: shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of VTN (or any of its Subsidiaries) taken with the prior and informed written Consent of Premiere in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of VTN, including expenses incurred by VTN in consummating the transactions contemplated by this Agreement.

               "VTN PRODUCTS AND SERVICES" shall mean the interactive voice messaging services and related equipment provided by the VTN Entities to customers in the course of their business operations.

               "VTN STOCK PLAN" shall mean the existing stock option plan of VTN designated as follows: 1991 Non-Qualified and Incentive Stock Option Plan of VTN, Inc.

               "VTN SUBSIDIARIES" shall mean the Subsidiaries of VTN, which shall include the VNT Subsidiaries described in Section 5.5 and any corporation or other organization acquired as a Subsidiary of VNT in the future and held as a Subsidiary by VNT at the Effective Time.

               "VTN TRADE SECRETS" shall mean all secret, proprietary or confidential information regarding VTN or its business, including any and all information not generally known to, or ascertainable by, persons not employed by VNT, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to VTN. "VTN Trade Secrets" shall not including information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Premiere or VTN.

               "VTNLP" shall mean Voice-Tel Network Limited Partnership, a Delaware limited partnership.


               (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:


         Average Closing Price                                               Section 3.1(c)
         Closing                                                             Section 1.2
         Per Share Purchase Price                                            Section 3.1(c)
         Takeover Laws                                                       Section 5.23
         Average Closing Price Limitations                                   Section 3.1(c)
         Base Exchange Ratio                                                 Section 3.1(c)
         Effective Time                                                      Section 1.3
         Employment Agreements                                               Section 9.1(k)
         ERISA Affiliate                                                     Section 5.15(b)
         Escrow Shares                                                       Section 10.4
         Exchange Agent                                                      Section 4.1
         Exchange Ratio                                                      Section 3.1(c)
         Firm Exchange Ratio                                                 Section 3.1(c)
         General Escrow                                                      Section 10.4
         General Escrow Agreement                                            Section 4.3
         General Escrow Exchange Ratio                                       Section 3.1(c)
         Merger                                                              Section 1.1
         Noncompetition Agreements                                           Section 9.2(k)
         Premiere SEC Reports                                                Section 6.5(a)
         Specific Escrow                                                     Section 10.4
         Specific Escrow Agreement                                           Section 4.3
         Specific Escrow Exchange Ratio                                      Section 3.1(c)
         Tax Opinion                                                         Section 9.1(h)
         Voting Agreements                                                   Section 5.25
         VTN Benefit Plans                                                   Section 5.15
         VTN Contracts                                                       Section 5.16
         VTN ERISA Plan                                                      Section 5.15
         VTN Stock Options                                                   Section 3.6
         VTN Pension Plan                                                    Section 5.15

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          12.2 Expenses.
               --------

               (a) Except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

               (b) Nothing contained in this Section 12.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

          12.3 BROKERS AND FINDERS. Except for Salomon Brothers Inc. as to VTN
               -------------------
and except for Robertson, Stephens & Company as to Premiere, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by VTN or any Stockholder or by Premiere, each of VTN and the Stockholders and Premiere, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          12.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein,
               ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          12.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be
               ----------
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of VTN Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of VTN Common Stock, to the extent that Section ________)of the DGCL requires further approval by such stockholders, without the further approval of such stockholders.

          12.6 WAIVERS.
               -------

               (a) Prior to or at the Effective Time, Premiere, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by VTN or the Stockholders, to waive or extend the time for the compliance or fulfillment by VTN or the Stockholders of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premiere under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premiere.

               (b) Prior to or at the Effective Time, VTN, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premiere, to waive or extend the time for the compliance or fulfillment by Premiere of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of VTN and the Stockholders under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of VTN.

              (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          12.7 ASSIGNMENT.  Except as expressly contemplated hereby, neither
               ----------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          12.8 NOTICES.  All notices or other communications which are required
               -------
or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          VTN or
          any Stockholder
          (other than Amway):         VTN Inc.
                                      Four Commer Park Sq., No 800
                                      23200 Chagrin Boulevard
                                      Cleveland, Ohio 44122
                                      Telecopy Number: (216} 360-4410

                                      Attention: Alan J. Carter, Chairman

          Copy to Counsel:            Benesch, Friedlander, Coplan & Aronoff
                                      2300 BP America Building
                                      200 Public Square
                                      Cleveland, Ohio 44114
                                      Telecopy Number: (216 363-4588

                                      Attention: Michael Wager, Esq.

          Amway:                     Amway Corporation
                                     7575 Fulton Street Exit
                                     Ada, Michigan 49335-0001

                                     Attention: Tom Edwards

          Copy to Counsel:           Jones, Day, Reavis & Pogue
                                     North Point
                                     901 Lakeside Avenue
                                     Cleveland, Ohio 44114

                                     Attention: Thomas C. Daniels, Esq.

          Premiere:                  Premiere Technologies, Inc.
                                     The Lenox Building, Suite 400
                                     3399 Peachtree Road, NE
                                     Atlanta, Georgia 30326
                                     Telecopy Number: (404) 262-8450

                                     Attention: Boland T. Jones, President

          Copy to Counsel:           Alston & Bird LLP
                                     One Atlantic Center
                                     1201 West Peachtree Street
                                     Atlanta, Georgia 30309
                                     Telecopy Number:  (404) 881-7777
                                     Attention: Jeffrey A. Allred, Esq.

          12.9   GOVERNING LAW. This Agreement shall be governed by and
                 -------------
construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

          12.10  COUNTERPARTS. This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          12.11  CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this
                 -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          12.12 INTERPRETATIONS.  Neither this Agreement nor any uncertainty or
                --------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          12.13 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that
                ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.14 SEVERABILITY. Any term or provision of this Agreement which is
                ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          12.15 SURVIVAL.  All representations, warranties and agreements
                --------
contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                      PREMIERE TECHNOLOGIES, INC.

                                      By: /s/ Patrick G. Jones
                                          --------------------------------------
                                          Senior Vice President

                                      PTEK MERGER CORPORATION

                                      By: /s/ Patrick G. Jones
                                          --------------------------------------
                                          Senior Vice President

                                      VTN, INC.

                                      By: /s/ Alan J. Carter
                                          --------------------------------------
                                          Chairman

                                      By: /s/ Martin J. Huebschman
                                          --------------------------------------
                                          President



                                      THE STOCKHOLDERS:


                                      /s/ Thomas G. Widdoes
                                      -----------------------------------(SEAL)
                                      Thomas G. Widdoes


                                      /s/ Warren E. Carter II
                                      -----------------------------------(SEAL)
                                      Warren E. Carter II


                                      /s/ Alan J. Carter
                                      -----------------------------------(SEAL)
                                      Alan J. Carter


                                      /s/ Charles M. Feuer
                                      -----------------------------------(SEAL)
                                      Charles M. Feuer

                                      /s/ Martin J. Huebschman
                                      -----------------------------------(SEAL)
                                      Martin J. Huebschman

                                      /s/ William H. Stephens
                                      -----------------------------------(SEAL)
                                      William H. Stephens


                     [SIGNATURES CONTINUED ON NEXT PAGE]

     The undersigned, Amway Corporation, shall be deemed a Stockholder under this Agreement and Plan of Merger if, and only if, the Amway Convertible Note is converted prior to the Effective Time.


                                    AMWAY CORPORATION,
                                      a Delaware corporation


                                    By: /s/ Tom Edwards
                                       ----------------------------------------
                                     Title: Vice President - Corporate
                                     Marketing